Exhibit 11

                           THE STRIDE RITE CORPORATION
                        COMPUTATION OF PER SHARE EARNINGS
                      (In Thousands except Per Share Data)


                                                 Three Months Ended
                                         Feb. 26, 1999       Feb. 27, 1998
                                         ----------------    ----------------

Net income applicable to common
shares                                           $ 6,149             $ 4,401
                                                 =======             =======

Calculation of shares:

  Weighted average number of
    common shares outstanding(basic)              46,394              47,289

  Common shares  attributable to
    assumed  exercise of dilutive
    stock options and
    stock purchase rights using the
    treasury stock method                            136                 280
                                                 -------             -------

Average common shares and common
  equivalents outstanding during
  the period (diluted)                            46,530              47,569
                                                 =======             =======

Basic and diluted net income per
common share                                       $ .13               $ .09
                                                   =====               =====





















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